SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  FORM S-8

                        REGISTRATION STATEMENT UNDER

                         THE SECURITIES ACT OF 1933



                                HASBRO, INC.
                            --------------------
                            (Name of Registrant)


       Rhode Island                                 05-0155090
------------------------               ------------------------------------
(State of Incorporation)               (I.R.S. Employer Identification No.)


             1027 Newport Avenue Pawtucket, Rhode Island  02861
             --------------------------------------------------
                       (Principal Executive Offices)


                    HASBRO, INC. RETIREMENT SAVINGS PLAN
            -----------------------------------------------------
                              (Title of Plan)



                          PHILLIP H. WALDOKS, ESQ.
                      Senior Vice President--Corporate
                         Legal Affairs and Secretary

                                Hasbro, Inc.
                            32 West 23rd Street
                          New York, New York 10010
                        ---------------------------
                        (Name and Address of Agent)

                               (212) 645-2400
                        ---------------------------
                        (Telephone Number of Agent)


                       Calculation of Registration Fee
                       -------------------------------
Title of                    Proposed          Proposed
Securities    Amount to     maximum offer-    maximum aggre-    Amount of
to be         be regis-     ing price per     gate offering     registra-
registered    tered(1)(2)   unit (3)          price (3)         tion fee
----------    ----------    --------------    --------------    ----------
Common         4,448,000      $16.1875          $72,002,000     $19,008.53
 stock         shares

--

(1) In addition, pursuant to Rule 416(c), this registration statement also covers an indeterminate number of interests to be offered or sold pursuant to the Hasbro, Inc. Retirement Savings Plan (the "Plan").
(2) Plus such additional number of shares as may be required pursuant to the Plan in the event of a stock dividend, stock split or other similar event.
(3) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on April 4, 2000.

                                  PART II

Item 3.  Information Required in the Registration Statement

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference and shall be deemed a part hereof:

(a) The Annual Report on Form 10-K for the fiscal year ended December 26, 1999 of Hasbro, Inc. (the "Corporation" or the "Registrant"); and

(b) The description of the Corporation's common stock, par value $.50 per share (the "Common Stock") which is contained in the Corporation's Registration Statement on Form 8-A, dated June 4, 1999.


     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

     Not applicable

Item 5.  Interests of Named Experts and Counsel

     Not applicable


Item 6.  Indemnification of Directors and Officers

     The Registrant is incorporated in Rhode Island. Under Section 7-1.1-4.1 of the Rhode Island Business Corporation Act, a Rhode Island corporation has the power, under specified circumstances, to indemnify its officers, directors, employees and agents against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred by them in connection with any proceeding to which such persons were made parties by reason of the fact that such persons are or were directors, officers, employees or agents, if (a) such persons shall have acted in good faith, (b) they reasonably believed that their actions were in the best interests of the corporation (if such proceeding involves conduct in an official capacity with the corporation), and, (c) in criminal proceedings, had no reasonable cause to believe that their conduct was unlawful. The foregoing statement is subject to the detailed provisions of 7-1.1-4.1 of the Rhode Island Business Corporation Act.

     Article X of the By-Laws of the Registrant provides that the Registrant shall indemnify its directors and officers and certain other persons to the full extent permitted by Section 7-1.1-4.1 of the Rhode Island Business Corporation Act.

     Section 7-1.1-48 of the Rhode Island Business Corporation Act provides that articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 7-1.1-43 (relating to liability for unauthorized acquisitions or redemptions of, or dividends or distributions on, capital stock) of the Rhode Island Business Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit (unless said transaction is permitted by Section 7-1.1-37.1 (relating to director conflicts of interest) of the Rhode Island Business Corporation Act). Article Thirteenth of the Registrant's Articles of Incorporation contains such a provision.

     Section 7-1.1-4.1(j) of the Rhode Island Business Corporation Act empowers a Rhode Island corporation to purchase and maintain insurance on behalf of its current and prior directors, officers, employees and agents against any liability incurred or asserted against them as a result of their official capacities, whether or not the corporation would have the power to indemnify such person against the insured liability under the provisions of such Section. The Registrant has a directors and officers liability insurance policy.


     The Registrant has entered into an indemnification agreement with each of its directors, whereby the Registrant has agreed to indemnify each such director for amounts which the director is legally obligated to pay, including judgments, settlements or fines (including certain related expenses to be advanced by the Registrant), due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or other act or omission by a director in his capacity as a director, excluding claims (a) covered by the Registrant's directors and officers liability insurance policy, (b) for which the director is otherwise indemnified or reimbursed,
(c) relating to certain judgments or adjudications under which the director is liable for breaches of duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or involving knowing violations of law, actions or certain transactions from which the director derives an improper personal benefit, (d) relating to the director's liability for accounting for profits under Section 16 of the Exchange Act, (e) in respect of remuneration, if found unlawful, and (f) as to which a final and non-appealable judgment has determined that payment to the director thereunder is unlawful.

Item 7.  Exemption from Registration Claimed

     Not Applicable

Item 8.  Exhibits

Exhibit No.                        Description
-----------                        -----------

     4            Specimen Common Stock certificate.

    23            Consent of Independent Auditors.

     The registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code and to maintain such qualification.


Item 9.  Undertakings

     (a)  Rule 415 Offering
          -----------------
     The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement
                (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings Incorporating Subsequent Exchange Act Documents by Reference
         --------------------------------------------------------------------


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  * * *

     (h)  Request for acceleration of effective date or filing of
          -------------------------------------------------------
           registration statement on Form S-8
           ----------------------------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES
                                 ----------

     The Registrant
     --------------
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on April 6, 2000.

                                               HASBRO, INC. (Registrant)



                                               By: /s/ Alan G. Hassenfeld
                                                   ----------------------
                                                   Alan G. Hassenfeld
                                                   Chairman of the Board
                                                   and Chief Executive
                                                   Officer

                             POWER OF ATTORNEY
                             -----------------

     KNOW ALL MEN BY THESE PRESENTS, that the corporation whose signature appears above and each person whose signature appears below hereby constitutes and appoints each of Harold P. Gordon, David D.R. Hargreaves, Alfred J. Verrecchia, Brenda T. Simensky and Phillip H. Waldoks, and each of them, his, her or its attorneys-in-fact, each with full power of substitution and resubstitution, for him, her or it in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or any substitute or substitutes, may do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                      Capacity                      Date
       ---------                      --------                      ----

/s/ Alan G. Hassenfeld         Chairman of the Board,         April 6, 2000
----------------------------   Chief Executive
Alan G. Hassenfeld             Officer and Director
                               (Principal Executive Officer)


/s/ Alfred J. Verrecchia       Executive Vice President,     April 6, 2000
----------------------------   Global Operations and
Alfred J. Verrecchia           Chief Financial Officer and
                               Director (Principal Financial
                               and Accounting Officer)


/s/ Alan R. Batkin
----------------------------            Director             April 6, 2000
Alan R. Batkin


/s/ Herbert M. Baum
----------------------------            Director             April 6, 2000
Herbert M. Baum


/s/ E. Gordon Gee
----------------------------            Director             April 6, 2000
E. Gordon Gee


/s/ Harold P. Gordon
----------------------------            Director             April 6, 2000
Harold P. Gordon


/s/ Alex Grass
----------------------------            Director             April 6, 2000
Alex Grass


/s/ Sylvia K. Hassenfeld
----------------------------            Director             April 6, 2000
Sylvia K. Hassenfeld




/s/ Marie-Josee Kravis
----------------------------            Director             April 6, 2000
Marie-Josee Kravis


/s/ Norma T. Pace
----------------------------            Director             April 6, 2000
Norma T. Pace


/s/ E. John Rosenwald, Jr.
----------------------------            Director             April 6, 2000
E. John Rosenwald, Jr.


/s/ Carl Spielvogel
----------------------------            Director             April 6, 2000
Carl Spielvogel


/s/ Preston Robert Tisch
----------------------------            Director             April 6, 2000
Preston Robert Tisch


/s/ Paul Wolfowitz
----------------------------            Director             April 6, 2000
Paul Wolfowitz

                               EXHIBIT INDEX



Exhibit No.                     Description
-----------                     -----------

     4           Specimen Common Stock certificate.

    23           Consent of Independent Auditors.

     The registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code and to maintain such qualifications.